Appendix A

Services

AML Consulting Services

•	Provide general AML consuhing at the Client's direction;
•	Review current AML-related policies and procedures for non-registered funds and/or accounts; and
•	Provide AML-related training to Client staff members.

A-1

Appendix·B

(1)	Fees for the Services

Hourly Fees	Per Hour (billed monthly)

Hourly AMI.. Consulting Services	$200 per hour (no charge for travel time)

(2)	Out-Of-Pocket and Related Expenses: The Client shall also reimburse Foreside for reasonable out-of-pocket expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)	communications;
(ii)	postage and delivery services;
(iii)	record storage and retention;
(iv)	reproduction-;
(v)	reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement; and
(vi)	any other out--of-pocket expenses inrurred in connection with the provision of the services pursuant to this Agreement.

B-2

FIRST AMENDMENT TO

FUND CCO AND AMLO AGREEMENT

This first amendment ("Amendment") to the fund CCO and AMLO agreement (the "Agreement") dated as of July 24, 2017 by Syntax ETF Trust and Foreside Fund Officer Services, LLC (together, the "Parties") is effective as of September 1, 2022.

WHEREAS, the Parties desire to amend the Agreement to update Appendix A.

WHEREAS, Section 12(i) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.       Appendix A of the Agreement is hereby deleted and replaced in its entirety by the attached Appendix A.

3.       Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.       This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

Syntax Advisors, LLC		Foreside Fund Ofiicer Services, LLC

By:		By:

Name:	Carly Arison	Name:	Joseph C. Smith

Title:	President & COO	Title:	Senior Counsel

Date:	11/22/2022	Date:	November 28, 2022

Appendix A

Foreside Compensation

(1)         Compliance Services

Recurring Fees	Per Year (calculated and billed monthly)
Fee for the services of the Funds' CCO & AMLCO	$50,000 base fee, plus:
• $6,000 per Fund for first 5 Funds
• $5,000 per Fund for Funds 6-10
• $4,500 per Fund for Funds 11+

INote: An additional fee of $300/hour will be charged during SEC and other regulatory examinations. For each additional Fund, there will be an additional fee of $5,000 per year for each additional service provider or sub-adviser used that differs from the original Funds.

(2)         Out-Of-Pocket and Related Expenses: The Fund Company shall also reimburse Foreside for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)	communications;
(ii)	postage and delivery services;
(iii)	record storage and retention;
(iv)	reproduction;
(v)	reasonable travel expenses incurred m connection with the prov1s10n of the services pursuant to this Agreement;
(vi)	reasonable travel expenses incurred in connection with travel requested by the Board; and
(vii)	any other expenses incurred in connection with the provision of the services pursuant to this Agreement.